PROMISSORY NOTE

$15,000

February 1, 2016

FOR VALUE RECEIVED, WrapMail, Inc. (“Maker'') promises to pay Jeff Frantz or his assigns (“Holder”) in lawful money of the United States of America, the aggregate principal sum of Fifteen Thousand Dollars ($15,000). The interest on the unpaid principal balance shall accrue from the date the sum was received until the Payment Date (as defined below) at an annual rate equal to 12% per annum. Interest shall be calculated on the basis of a year of 365 or 366 days, as applicable, and charged for the actual number of days elapsed until payment.

1.    Principal  and Interest.   The principal amount of this Note and all accrued interest shall be due and payable in one lump sum payment on August 1, 2016 (the “Payment Date”). Notwithstanding anything herein to the contrary, the Note may be prepaid by Maker without penalty, in whole or in part.

2.     Manner of Payment.   The payment  of principal and interest on this Note shall  be paid  by  Maker  to  Holder  by  wire  transfer  of  immediately  available  funds  to  an account  or accounts designated by Holder in writing. If any payment of principal or interest on this Note is due on  a day which is not a Business Day, such  payment shall be due on the next succeeding Business  Day, and such extension of time shall be taken into account in calculating the amount of  interest  payable  under  this Note. “Business Day” means any day other than a Saturday, Sunday or legal holiday in the State of New York.

3.     Prepayment.  Maker may, without premium or penalty, at any time and from time to time, prepay all or any portion of the outstanding principal balance due under this Note, provided that each such prepayment is accompanied by accrued interest on the amount of principal prepaid calculated to the date of such prepayment.

4.

Events of Default.   An Event  of Default  is defined as follows: (a) failure by the Maker  to pay amounts  due hereunder  within  fifteen  (15) days of the date of maturity of  this Note; (b) failure by the Maker for thirty (30) days after notice to it to comply  with any of its other agreements in the Note; (c) events of bankruptcy or insolvency; (d) a breach by the Maker of its obligations  under this Agreement  which is not cured by the Maker within ten (10) days after receipt of written notice thereof.

6.    Severability.  If any provision in this Note is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Note will remain in full force and effect.   Any provision of this Note held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

7.     Governing Law. This Note will be governed by the laws of the State of New York without regard to principles of conflicts of laws.

8.     Parties in Interest.  This Note may be assigned or transferred by Holder. Subject to the preceding sentence, the rights and obligations of Maker and Holder shall be binding upon and benefit their successors, assigns, heirs, administrators and transferees.

9.     Section Headings; Construction. The headings of Sections in this Note are provided for convenience only and will not affect its construction or interpretation. All references to “Section” or “Sections” refer to the corresponding Section or Sections of this Note unless otherwise specified. All words used in this Note will be construed to be of such gender or number as the circumstances require.  Unless otherwise expressly provided, the words “hereof” and “hereunder” and similar references refer to this Note in its entirety and not to any specific section or subsection hereof.

IN WITNESS WHEREOF, Maker has accepted this Note and the terms herein as of the date first written above and executed and delivered this Note as of this 1st day of February, 2016

WRAPMAIL, INC.

/s/ Marco Alfonsi

Marco Alfonsi, CEO